Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2014 Financial Results

-Total 2014 Revenues of $286.8 Million, Including $178.2 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-Phase 3 AETHERA Supplemental BLA Submission Planned in First Quarter 2015-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — February 10, 2015 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2014. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, progress with other proprietary pipeline programs and antibody-drug conjugate (ADC) collaborator updates. In addition, Seattle Genetics outlined anticipated 2015 activities and financial outlook.

“Our progress in 2014 was marked by year-over-year ADCETRIS net sales growth, an increasing body of data supporting the potential for ADCETRIS to become the foundation of care for a broad range of CD30-positive malignances and continued advancement of our product pipeline,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “Our corporate priorities are designed to build value for the company by continuing to drive growth of ADCETRIS in its approved indications, while in parallel executing against our development strategy to expand the label. In addition, we will continue investing in our product pipeline to move multiple product candidates towards late-stage development and advance targeted therapies intended to make a difference in the lives of people with cancer.”

Recent ADCETRIS Highlights

•	Reported data in 15 presentations at the 56th American Society of Hematology (ASH) Annual Meeting and Exposition, including seven oral presentations. Highlights included:

•	In the phase 3 AETHERA clinical trial in Hodgkin lymphoma (HL), data were presented demonstrating that patients at high risk of relapse following an autologous stem cell transplant (ASCT) who received ADCETRIS as consolidation therapy immediately after ASCT had significant improvement in progression-free survival (PFS) compared to patients who received placebo (median of 43 months versus 24 months, respectively; hazard ratio=0.57; p-value=0.001). The safety profile of ADCETRIS in the AETHERA trial was generally consistent with the existing prescribing information.

•	Long-term data from a phase 1 trial evaluating ADCETRIS as a component of frontline HL therapy showed a 92 percent three-year failure-free survival rate and 100 percent three-year overall survival rate, providing continued strong rationale for the ongoing phase 3 ECHELON-1 trial in frontline HL.

•	Data were presented from multiple clinical trials of ADCETRIS as monotherapy or in combination with other agents showing strong objective response rates and a manageable safety profile, including in second-line HL, previously untreated HL patients age 60 or older, CD30-positive and CD30-undetectable relapsed or refractory diffuse large B-cell lymphoma (DLBCL), frontline DLBCL and cutaneous T-cell lymphoma (CTCL).

•	Long-term follow-up data were presented from a pivotal trial in relapsed/refractory systemic anaplastic large cell lymphoma (ALCL) indicating the estimated four-year survival rate of patients treated with ADCETRIS was 64 percent, and 50 percent of patients on the trial who achieved a complete remission remained disease-free.

•	Takeda Pharmaceutical Company Limited (Takeda) continued to receive marketing approvals for ADCETRIS, which is now commercially available in 50 countries worldwide.

•	Seattle Genetics entered into a clinical trial collaboration with Bristol-Myers Squibb to evaluate the combination of ADCETRIS and the checkpoint inhibitor OPDIVO (nivolumab) in two planned phase 1 / 2 clinical trials. The first trial will evaluate the combination of ADCETRIS and OPDIVO as a potential treatment option for patients with relapsed or refractory HL, and the second trial will focus on patients with relapsed or refractory B-cell and T-cell non-Hodgkin lymphomas, including DLBCL.

•	ADCETRIS was added to the National Comprehensive Cancer Network (NCCN) guidelines and compendia for the treatment of CTCL and relapsed or refractory CD30-positive DLBCL, in addition to its previous listing for relapsed or refractory CD30-positive peripheral T-cell lymphoma (PTCL).

•	Seattle Genetics’ commercial team will be led by Darren Cline, Senior Vice President, Commercial and Chip R. Romp, Senior Vice President, Sales and Managed Markets. Mr. Cline succeeds Chris Boerner, Ph.D., who recently joined Bristol-Myers Squibb as head of its U.S. commercial organization.

ADCETRIS is currently not approved for use in any of the above settings, with the exception of relapsed HL and relapsed systemic ALCL.

Recent Pipeline and ADC Collaborator Highlights

•	Reported data at ASH from proprietary ADC programs SGN-CD33A and SGN-CD19A. Highlights included:

•	The first clinical data from a phase 1 trial in acute myeloid leukemia (AML) showed single-agent SGN-CD33A induced bone marrow blast clearance in 44 percent of evaluable patients treated across all dose levels, including 21 percent with a complete remission or complete remission with incomplete recovery (CR/CRi). Adverse events were generally manageable and associated with underlying leukemia.

•	Phase 1 data from two ongoing trials with SGN-CD19A demonstrated encouraging antitumor activity in relapsed non-Hodgkin lymphoma and acute lymphoblastic leukemia.

•	Initiated a phase 1b clinical trial of SGN-CD33A in combination with standard-of-care chemotherapy for patients with newly diagnosed AML. The trial will also evaluate SGN-CD33A in the maintenance and consolidation settings for AML.

•	Submitted an investigational new drug (IND) application to the U.S. Food and Drug Administration (FDA) for novel immuno-oncology agent SEA-CD40 for solid tumors.

•	Received multiple milestone payments under ADC collaborations with companies utilizing Seattle Genetics technology, including:

•	AbbVie, triggered by preclinical progress with an ADC for cancer;

•	Agensys, an affiliate of Astellas, triggered by initiation of a phase 1 clinical trial with an ADC for cancer;

•	Bayer, triggered by an IND submission for an ADC for solid tumors; and,

•	Genentech, triggered by an option exercise under the collaboration.

Anticipated 2015 Activities

•	Submit a supplemental Biologics License Application (BLA) to the FDA in the first quarter of 2015 for an ADCETRIS indication in the AETHERA setting as consolidation therapy for HL patients at high risk of relapse immediately after ASCT.

•	Finalize negotiations with regulatory agencies for modifications to the ECHELON-1 and ECHELON-2 phase 3 clinical trials.

•	Broaden the clinical investigation of ADCETRIS in both frontline and relapsed DLBCL, including initiation of a randomized phase 2 trial of Rituxan and bendamustine with or without ADCETRIS for relapsed/refractory CD30-positive DLBCL.

•	Initiate combination trials of ADCETRIS and OPDIVO in HL and non-Hodgkin lymphoma.

•	Initiate a randomized phase 2 trial of SGN-CD19A in second-line DLBCL.

•	Initiate a phase 1 trial of SEA-CD40 for solid tumors.

•	Present clinical data from multiple pipeline programs at appropriate medical meetings.

•	Submit INDs for two additional programs, including one ADC and one immuno-oncology agent.

Fourth Quarter and Year 2014 Financial Results

Total revenues were $74.3 million for the fourth quarter and $286.8 million for the year in 2014 compared to $67.4 million and $269.3 million for the same periods in 2013. ADCETRIS net sales for the fourth quarter and year-to-date periods ended December 31, 2014 were $46.5 million and $178.2 million, respectively, an increase from $38.5 million and $144.7 million for the fourth quarter and year in 2013. Royalty revenues increased to $11.9 million and $40.0 million in the fourth quarter and year in 2014 from $6.6 million and $17.8 million in 2013, driven by Takeda’s sales of ADCETRIS in its territory as well as a sales-based milestone recorded in the first quarter of 2014.

Collaboration revenues for the fourth quarter and year in 2014 were $16.0 million and $68.6 million, respectively, compared to $22.3 million and $106.8 million for the comparable periods in 2013. The lower collaboration revenues in 2014 reflect expected decreases in reimbursement from Takeda under the ADCETRIS collaboration. This reflects Takeda’s expanded role in global development of ADCETRIS during 2014 and for drug product supplied by Seattle Genetics in 2013 as Takeda began establishing its own product supply. Collaboration revenues also include amounts earned under the company’s ADC collaborations.

Total costs and expenses for the fourth quarter of 2014 were $102.1 million, compared to $83.1 million for the fourth quarter of 2013. For the year in 2014, total costs and expenses were $364.1 million, compared to $332.1 million in the year in 2013. The higher costs and expenses in 2014 were primarily driven by increased investment in the company’s pipeline programs and clinical development efforts to explore additional potential applications of ADCETRIS, partially offset by decreased costs attributable to the ADCETRIS collaboration with Takeda.

Non-cash, share-based compensation cost for the year in 2014 was $40.6 million, compared to $31.4 million for the year in 2013.

Net loss for the fourth quarter of 2014 was $26.7 million, or $0.22 per share, compared to a net loss of $15.7 million, or $0.13 per share, for the fourth quarter of 2013. For the year ended December 31, 2014, net loss was $76.1 million, or $0.62 per share, compared to a net loss of $62.5 million, or $0.51 per share, for the same period in 2013.

As of December 31, 2014, Seattle Genetics had $313.4 million in cash, cash equivalents and investments, compared to $374.3 million as of December 31, 2013.

2015 Financial Outlook

Seattle Genetics anticipates 2015 revenues from ADCETRIS net product sales to be in the range of $200 million to $210 million and 2015 revenues from collaboration and license agreements to be in the range of $60 million to $70 million. Collaboration revenues will be generated from fees, milestones and reimbursements earned through the company’s ADCETRIS and ADC collaborations.

Research and development (R&D) expenses are expected to be in the range of $250 million to $275 million. Selling, general and administration (SG&A) expenses are expected to be in the range of $105 million to $115 million. Operating expenses will be directed primarily towards commercialization and clinical trials of ADCETRIS, and development and clinical activities for pipeline programs. Cost of sales is expected to be in the range of 10 percent to 12 percent of ADCETRIS net product sales for the year in 2015. Non-cash costs are expected to be approximately $55 million to $60 million in 2015, primarily attributable to share-based compensation allocated approximately evenly between SG&A and R&D. Share-based compensation expense is based on several factors, including share price, and is therefore subject to change.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-438-5525 (domestic) or 719-457-2085 (international). The conference ID is 1661722. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 1661722. The telephone replay will be available until 5:00 p.m. PT on Thursday, February 12, 2015.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in 50 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for financial results for the year 2015. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS, royalties and milestone payments and other sources of revenue and our costs and expenses may not be as we expect. We may also be delayed in our planned trial initiations, the conduct of our clinical trials, regulatory submissions and approvals for a variety of reasons. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and short-term investments	$313,413	$374,267
Other assets	145,552	109,631

Total assets	$458,965	$483,898

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$77,681	$59,348
Deferred revenue and long-term liabilities	170,450	194,365
Stockholders’ equity	210,834	230,185

Total liabilities and stockholders’ equity	$458,965	$483,898

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Revenues
Net product sales	$46,491	$38,524	$178,198	$144,665
Collaboration and license agreement revenues	15,981	22,256	68,556	106,781
Royalty revenues	11,854	6,629	40,004	17,818

Total revenues	74,326	67,409	286,758	269,264

Costs and expenses
Cost of sales	5,036	3,751	17,513	13,759
Cost of royalty revenues	3,536	3,086	11,545	7,385
Research and development	64,043	50,772	230,743	218,627
Selling, general and administrative	29,435	25,481	104,320	92,354

Total costs and expenses	102,050	83,090	364,121	332,125

Loss from operations	(27,724)	(15,681)	(77,363)	(62,861)
Investment and other income, net	1,040	10	1,222	341

Net loss	$(26,684)	$(15,671)	$(76,141)	$(62,520)

Basic and diluted net loss per share	$(0.22)	$(0.13)	$(0.62)	$(0.51)

Weighted-average shares used in computing basic and diluted net loss per share	123,921	122,512	123,408	121,575